Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement (Form S-8 No. 333-212014) pertaining to the 2011 Stock Incentive Plan, as amended, Stock Option Awards, 2016 Equity Incentive Plan, and 2016 Employee Stock Purchase Plan of Clearside Biomedical, Inc.,

(2)	Registration Statement (Form S-8 No. 333-216750) pertaining to the 2016 Equity Incentive Plan and 2016 Employee Stock Purchase Plan of Clearside Biomedical, Inc., and
(3)	Registration Statement (Form S-3 No. 333-219132) of Clearside Biomedical, Inc.

of our report dated March 16, 2018, with respect to the financial statements of Clearside Biomedical, Inc. included in this Annual Report (Form 10-K) of Clearside Biomedical, Inc. for the year ended December 31, 2017.

/s/Ernst & Young LLP

Atlanta, Georgia

March 16, 2018